Exhibit 99.1

FOR IMMEDIATE RELEASE

VERTIS INC. ANNOUNCES 2005 EARNINGS

For more information, contact:

Dean D. Durbin

Vertis

President

Chief Executive Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Chief Financial Officer

(410) 361-8352

Emily Agan

or Maria Amor

Formula

(619) 234-0345

BALTIMORE (March 1, 2006) — Vertis, Inc. (“Vertis” or the “Company”), announced today results for the three and twelve months ended December 31, 2005.

Fourth Quarter

Net sales

Net sales amounted to $414.8 million in the fourth quarter of 2005 versus $415.9 million in the fourth quarter of 2004. During the quarter, the Company changed its revenue recognition policy, which had the effect of lowering net sales by $12.7 million. Excluding this change and the increase in the pass-through cost of paper totaling $7.5 million in the quarter, net sales would have been up 1%.

The revenue recognition accounting change lowered net sales in Advertising Inserts by $7.4 million and lowered net sales in Direct Mail by $5.3 million. Excluding this impact, Direct Mail net sales would have increased $12.9 million, or 17.3%, versus the prior year largely due to increased volume and improved pricing, which includes product, customer and equipment mix (“Pricing”). Excluding the accounting change, Advertising Inserts net sales would have been essentially flat versus 2004, with improved Pricing and the increase in the pass-through cost of paper offsetting a 7% decline in volume.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA amounted to $60.9 million in 2005 versus $54.4 million in 2004. In addition to the revenue recognition change, which lowered EBITDA by $2.9 million, the Company changed its accounting for maintenance parts, the latter resulting in an increase in EBITDA of $6.2 million. Excluding these changes and restructuring charges, EBITDA amounted to $58.3 million in 2005 versus $57.7 million in 2004, an increase of $575,000 or 1.0%.

Period-over-period comparability is impacted by the aforementioned accounting changes, the net impact of which was an increase in Advertising Inserts EBITDA of $3.7 million and a decrease in Direct Mail EBITDA of $400,000, and restructuring costs. As such, the following discussion excludes these items from 2005 and 2004, where applicable. Direct Mail EBITDA would have been $13.0 million in 2005 compared to $8.9 million in 2004, an increase of $4.1 million, or over 46%. The growth in Direct Mail EBITDA reflects the increase in volume and favorable Pricing. Advertising Insert EBITDA was $45.7 million and $49.2 million in 2005 and 2004, respectively, a decline of $3.5 million, or 7.1%, largely due to higher utility costs. The decline in insert volume was offset by favorable Pricing.

The center of targeted advertising and marketingSM

Net income

Including net losses of $1.5 million in 2005 and $6.3 million in 2004 from discontinued operations, net income for the fourth quarter was $10.3 million versus a net loss of $2.6 million in the fourth quarter of 2004.

Commenting on the fourth quarter, Dean D. Durbin, President and Chief Executive Officer stated, “The fourth quarter represents the third consecutive period of quarter-over-quarter EBITDA growth. Our Direct Mail and Premedia and Technology businesses performed well in the quarter. Our insert team continued to manage controllable spending, which is critical given the difficult market conditions facing this portion of the advertising market.”

Full Year 2005

Net Sales

For the year ended December 31, 2005 net sales amounted to $1.5 billion, an increase of $3.4 million. Excluding the revenue recognition change and the increase in the pass-through cost of paper totaling $31.3 million through December 31, 2005, net sales would have declined 1.0% compared to 2004.

Excluding the revenue recognition change, Direct Mail sales would have increased $23.3 million or 7.8% due to improved Pricing and, to a lesser extent, increased volume and the increased cost of paper. Advertising Inserts sales would have decreased $11.5 million or 1.1% due to an 8% decline in volume partially offset by the increase in the cost of paper and improved Pricing.

EBITDA

EBITDA amounted to $162.7 million compared to $133.4 million in 2004. Excluding the accounting changes, restructuring charges, and a $44.0 million loss in 2004 from terminating leasehold interests, EBITDA would have been $176.5 million in 2005, a decrease of $5.4 million, or 3.0%, versus 2004.

Excluding the same comparability factors noted above, Direct Mail EBITDA would have been $44.2 million in 2005 compared to $38.0 million in 2004, and increase of $6.2 million, or 16.3%. The growth in Direct Mail EBITDA reflects the increase in volume and favorable Pricing. Advertising Insert EBITDA was $129.5 million and $143.9 million in 2005 and 2004, respectively, a decline of $14.4 million, or 10.0% largely due to lower volume, only somewhat offset by favorable Pricing, and higher utility costs.

Also included in 2005 EBITDA are increased costs on the Company’s accounts receivable facility, the decline in income from leasehold interests, and losses on asset dispositions of $2.1 million, $1.0 million and $1.2 million, respectively.

Discontinued Operations

The full year loss from discontinued operations was $148.8 million in 2005 and $10.2 million in 2004. The 2005 loss includes non-cash charges of $136.2 million in asset impairment charges and charges to write-down the carrying amount of long-lived assets and a loss on the sale of approximately $1.6 million on proceeds of $2.4 million.

Net loss

The net loss in 2005 was $173.2 million compared to $11.1 million in 2004, an increase of $162.1 million, of which $138.6 million related to discontinued operations.

“We successfully closed a new accounts receivable securitization program in November 2005, providing up to $130 million of available borrowing capacity. As a result, we have no scheduled debt maturities until 2009”, noted Stephen E. Tremblay, the Company’s Chief Financial Officer.

Mr. Tremblay also noted, “With respect to liquidity, we ended the year with $111.6 million available on our $200 million revolving credit facility and our EBITDA calculated for covenant purposes was $182.5 million or $22.5 million above the minimum requirement”.

Mr. Durbin further noted, “We accomplished a great deal in 2005. We streamlined the organization and improved our internal management process. These changes resulted in a more efficient organization and yielded approximately $20 million of savings in 2005. These savings mitigated the downward impact of the challenging insert business and rising utility and other staffing-related costs. We divested our non-core businesses in Europe allowing the entire Vertis team to be focused on growing our business in North America.

“Our results over the last nine months are proof of these accomplishments as well as the commitment of the entire Vertis team to grow this business. In the last nine months of 2005 EBITDA growth versus the last nine months of 2004 was $6.1 million, or 4.3%. Our actions substantially mitigated the especially difficult first quarter”, stated Mr. Durbin.

Accounting Changes

The change in the Company’s revenue recognition policy in 2005 was to record revenue for printed materials when the product is shipped. Previously, revenue was recorded when these materials were completed and off press. The change in the accounting for maintenance parts was to remove the minimum threshold for capitalization. Previously the Company had capitalized parts with a unit value greater than $100. As a result of a complete physical inventory of parts, the Company decided to eliminate this minimum threshold. At December 31, 2005, the Company adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB Statement No. 143. FIN 47 requires that companies recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be estimated. The applicability to the Company related to the estimated future cost to retire leasehold improvements. The Company recorded a cumulative effect adjustment of approximately $1.6 million as a result of this adoption.

Conference Call

Vertis will be holding a conference call on Thursday, March 2, at 11:00 EST, to discuss earnings for the three and twelve months ended December 31, 2005. Dean D. Durbin, President and Chief Executive Officer, will host the conference call at (888.316.9407) or (1.517.308.9008) for international callers and the passcode confirmation is VERTIS Q4. A recording of the call will be available for review for one week at (866.490.5842) or (1.203.369.1704) for international callers.

-more-

Vertis, Inc. and Subsidiaries

Balance Sheet Data

	December 31,	December 31,
In thousands	2005	2004
	(Unaudited)

Total current assets	$235,195	$259,112
Property, plant and equipment, net	336,665	359,617
Goodwill	249,683	246,854
Other long-term assets	51,096	51,352
Assets held for sale	—	132,860
Total assets	872,639	1,049,795

Total current liabilities	309,259	331,850
Long-term debt	1,049,059	1,024,042
Other long-term liabilities	40,199	42,463
Total liabilities	1,398,517	1,398,355

Total stockholder’s deficit	(525,878)	(348,560)
Total liabilities and stockholder’s deficit	$872,639	$1,049,795

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months		Twelve months
	ended December 31,		ended December 31,
In thousands	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Net sales	$414,846	$415,851	$1,510,288	$1,506,839
Operating expenses:
Costs of production	308,795	316,961	1,166,708	1,160,473
Selling, general and administrative	42,524	39,327	156,103	160,765
Restructuring charges	668	3,278	17,119	4,501
Depreciation and amortization of intangibles	15,712	16,457	64,731	67,456
	367,699	376,023	1,404,661	1,393,195
Operating income	47,147	39,828	105,627	113,644
Other expenses:
Interest expense, net	32,128	34,341	128,821	132,809
Other, net	1,946	1,836	7,653	47,685
	34,074	36,177	136,474	180,494

Income (loss) from continuing operations before income tax benefit and cumulative effect of an accounting change	13,073	3,651	(30,847)	(66,850)
Income tax benefit	(342)	(64)	(8,007)	(65,934)
Income (loss) from continuing operations before cumulative effect of an accounting change	13,415	3,715	(22,840)	(916)
Discontinued Operations:
Loss from discontinued operations	(1,538)	(6,272)	(148,790)	(10,217)
Cumulative effect of an accounting change	(1,600)	—	(1,600)	—
Net income (loss)	$10,277	$(2,557)	$(173,230)	$(11,133)

Vertis, Inc. and Subsidiaries

Rollforward of Long-term Debt

(Unaudited)

In thousands

Long-term debt as of December 31, 2004			$1,024,042
Revolver activity net borrowing	15,049
Revolver activity discontinued operations	9,317
Repayments of long-term debt	(6)
Total increase in long-term debt		24,360

Accretion of discount		3,960
Effect of foreign exchange rate fluctuation		(3,303)
Total change in long-term debt			25,017

Long-term debt as of December 31, 2005			$1,049,059

Segment Information:

The following is information regarding the Company’s segments:

		Three months ended		Twelve months ended
		December 31,		December 31,
(in thousands)		2005	2004	2005	2004
		(Unaudited)		(Unaudited)

Net sales	Advertising Inserts	$296,795	$304,626	$1,046,211	$1,065,171
	Direct Mail	82,512	74,811	315,864	297,852
	Other	36,973	38,863	151,268	153,469
	Eliminations	(1,434)	(2,449)	(3,055)	(9,653)
	Consolidated	$414,846	$415,851	$1,510,288	$1,506,839

EBITDA	Advertising Inserts	$49,170	$49,193	$125,396	$143,611
	Direct Mail	12,568	8,935	41,757	38,027
	Other	(825)	(3,679)	(4,448)	(48,223)
	Consolidated EBITDA	60,913	54,449	162,705	133,415
	Depreciation and amortization of intangibles	15,712	16,457	64,731	67,456
	Interest expense, net	32,128	34,341	128,821	132,809
	Income tax benefit	(342)	(64)	(8,007)	(65,934)
	Consolidated income (loss) from continuing operations before cumulative effect of an accounting change	$13,415	$3,715	$(22,840)	$(916)

Restructuring charges	Advertising Inserts	$262	$—	$7,805	$245
	Direct Mail	—	—	1,983	12
	Other	406	3,278	7,331	4,244
	Consolidated	$668	$3,278	$17,119	$4,501

Loss on termination of leasehold interest	Other				$44,012

EBITDA represents the sum of income (loss) from continuing operations before cumulative effect of an accounting change, net interest expense, income taxes, depreciation and amortization of intangible assets. The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance. We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”). You should not consider it as an alternative to income (loss) from continuing operations before cumulative effect of an accounting change as a measure of operating performance. Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. The most comparable measure to EBITDA in accordance with GAAP is income (loss) from continuing operations before cumulative effect of an accounting change. A reconciliation of EBITDA to income (loss) from continuing operations before cumulative effect of an accounting change is included in the table below.

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Consolidated income (loss) from continuing operations before cumulative effect of an accounting change	$13,415	$3,715	$(22,840)	$(916)
Depreciation and amortization of intangibles	15,712	16,457	64,731	67,456
Interest expense, net	32,128	34,341	128,821	132,809
Income tax benefit	(342)	(64)	(8,007)	(65,934)

EBITDA	$60,913	$54,449	$162,705	$133,415

About Vertis

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment. Headquartered in Baltimore, Md., with facilities throughout the U.S., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide. To learn more about Vertis, visit www.vertisinc.com.

This press release and conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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